SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)              June 7, 2000
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                              THE SOUTHERN COMPANY
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             (Exact name of registrant as specified in its charter)


    Delaware                    1-3526                         58-0690070
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(State or other               (Commission                     (IRS Employer
jurisdiction of               File Number)                   Identification No.)
incorporation)



270 Peachtree Street, NW, Atlanta, Georgia                       30303
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(Address of principal executive offices)                      (Zip Code)



Registrant's telephone number, including area code            (404) 506-5000
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                                 Not Applicable
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          (Former name or former address, if changed since last report)


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Item 5.  Other Events.

         Reference is made to paragraph (1) of Item 1 - "Legal Proceedings" in the Quarterly Report on Form 10-Q of The Southern Company for the quarter ended March 31, 2000 for information concerning a Federal Energy Regulatory Commission ("FERC") proceeding that will determine the percentage of a settled $158.8 million annual revenue requirement for the period from June 1, 1999 through December 31, 2001 to be paid to Southern Energy California, L.L.C. and its subsidiaries (collectively, "SE California") under reliability must-run agreements between SE California and the California Independent System Operator ("CAISO").

         On June 7, 2000, the administrative law judge ("ALJ") presiding over the proceeding issued an initial decision in which the ALJ allocated responsibility for payment of approximately 3% of the revenue requirement to the CAISO. SE California plans to appeal the ALJ's decision to the FERC. The outcome of this appeal cannot now be determined.

         If SE California is unsuccessful in its appeal of the ALJ's decision, SE California will be required to refund certain amounts of the revenue requirement billed to the CAISO for the period from June 1, 1999 until the final disposition of the appeal. The amount of this refund as of May 31, 2000 would have been approximately $91 million and would have reduced net income by approximately $50 million. These amounts do not include interest that would be payable in the event of a refund. If SE California is unsuccessful in its appeal, it plans to pursue other options available under the reliability must-run agreements to mitigate the impact of the ALJ's decision upon its future operations.


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                                      - 3 -

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     THE SOUTHERN COMPANY



                                                     By:  /s/Tommy Chisholm
                                                            Tommy Chisholm
                                                              Secretary

Date:  June 14, 2000